For Immediate Release

Contact: James R. Moore, CFO or
Willing L. Biddle, President
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2006 Operating Results

Announces 13th Consecutive Annual Dividend Increase

Greenwich, Connecticut, December 14, 2006 ...Urstadt Biddle Properties Inc. (UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2006.

Net income applicable to Common and Class A Common shareholders was $15.7 million or $0.63 per diluted Class A Common share and $0.57 per diluted Common share in fiscal 2006 compared to $24.0 million or $0.96 per diluted Class A Common share and $0.87 per diluted Common share a year ago. The Company reported gains on sales of properties of $7.0 million in fiscal 2005. There were no sales of properties in fiscal 2006. Income from continuing operations increased to $25.0 million in fiscal 2006 compared to $23.5 million a year earlier.

For the three months ended October 31, 2006, net income applicable to Class A Common and Common shareholders increased to $4.3 million or $0.17 per diluted Class A Common share and $0.15 per diluted Common share compared to $3.8 million or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in the fourth quarter of fiscal 2005. Last year’s fourth quarter results included administrative expenses of $425,000 incurred in connection with the Company’s internal controls assessment required by Section 404 of Sarbanes-Oxley Act (SOX).

Diluted funds from operations (FFO), the primary indicator of operating performance, amounted to $29.0 million this year compared to $29.7 million in fiscal 2005. On a diluted per share basis, FFO in fiscal 2006 was $1.15 per Class A Common share and $1.04 per Common share compared to $1.18 per Class A Common share and $1.07 per Common share last year. For the quarter ended October 31, 2006, diluted FFO increased to $7.6 million or $0.30 diluted per Class A Common share and $0.27 per diluted Common share compared to $7.0 million or $0.28 per diluted Class A Common share and $0.25 per diluted Common share in 2005’s fourth quarter.

Commenting on 2006’s operating results, Willing Biddle, President and COO said, “2006 was generally a good year for the Company. While we incurred some unexpected tenant vacancies in the portfolio during the year, we made excellent progress in leasing space and expect new leasing activity to have a positive impact on 2007 operations.”

Mr. Biddle continued, “Competition for quality shopping centers in our target market remains very high. In 2006, we continued our disciplined approach to buy selective properties that are accretive to our earnings. In this challenging acquisition environment, we completed the purchase of three properties at a cost of $17 million in 2006. While the property acquisition market is tough, our relationships with property owners in the region are strong. We are pleased to announce that we are currently in contract to purchase a retail property in Fairfield County, Connecticut for approximately $3.7 million and are also in negotiations for the purchase of several other properties in the New York metropolitan region. We are hopeful that these ongoing negotiations will bear fruit in 2007.”

Rental income from core properties in fiscal 2006 increased by 6% this year. The increase in revenues resulted principally from recent property acquisitions as well as an increase in rental rates on lease renewals and new leases executed during the year. By year end, our overall core property leased levels was nearly 97%. In 2006, among other events, LA Fitness, a nationwide network of sports clubs, took possession of 42,700 sf of previously vacant space at the Ridgeway Shopping Center in Stamford, Connecticut. CVS, a specialty retail and pharmacy store chain, signed a new lease for 14,000 sf in Towne Center in Somers, New York at a substantially higher rental than the former tenant. We are encouraged by the outlook for next year as we anticipate increased revenue growth from recently signed leases that will have a positive affect on operations in 2007.

Dividend Increase

The Directors of the Company approved increases in the dividend rates on shares of UBP’s Class A Common Stock and Common Stock for the thirteenth consecutive year. The quarterly dividend rates were increased to $0.23 for each share of Class A Common Stock and $0.2075 for each share of Common Stock. The dividends are payable January 19, 2007 to stockholders of record on January 5, 2007.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be an additional financial measure of operating performance of an equity REIT. The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities. Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance such as gains (or losses) from sales of property. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net income or loss, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns thirty-seven (37) properties containing 3.7 million square feet of space.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Table Follows

URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2006 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2006	2005	2006	2005
Revenues
Base rents	$55,737	$52,149	$14,192	$13,493
Recoveries from tenants	17,029	16,506	3,813	4,114
Lease termination income	75	253	75	69
Mortgage interest and other	408	325	49	94
	73,249	69,233	18,129	17,770

Expenses
Property operating	11,919	10,915	2,633	2,666
Property taxes	10,298	9,245	2,696	2,482
Depreciation and amortization	13,243	12,054	3,294	3,147
General and administrative	4,981	5,155	1,078	1,465
Directors' fees and expenses	250	258	55	53
	40,691	37,627	9,756	9,813

Operating Income	32,558	31,606	8,373	7,957

Interest expense	(8,287)	(8,502)	(1,986)	(2,100)
Interest, dividends and other investment income	950	731	247	305
Minority interests	(189)	(339)	(48)	(48)
Income from Continuing Operations before Discontinued Operations	25,032	23,496	6,586	6,114
Discontinued Operations:
Income from discontinued operations	-	469	-	-
Gains on sales of properties	-	7,020	-	-
Income from Discontinued Operations	-	7,489	-	-

Net Income	25,032	30,985	6,586	6,114
Preferred Stock Dividends	(9,342)	(7,009)	(2,335)	(2,336)

Net Income Applicable to Common and Class A Common Stockholders	$15,690	$23,976	$4,251	$3,778

Basic earnings per share:
Per Common Share:
Income from continuing operations	$.58	$.62	$.16	$.14
Income from discontinued operations	$-	$.28	$-	$-
Net Income Applicable to Common Stockholders	$.58	$.90	$.16	$.14
Per Class A Common Share:
Income from continuing operations	$.65	$.68	$.17	$.16
Income from discontinued operations	$-	$.31	$-	$-
Net Income Applicable to Class A Common Stockholders	$.65	$.99	$.17	$.16

Diluted earnings per share:
Per Common Share:
Income from continuing operations	$.57	$.60	$.15	$.14
Income from discontinued operations	$-	$.27	$-	$-
Net Income Applicable to Common Stockholders	$.57	$.87	$.15	$.14

Per Class A Common Share:
Income from continuing operations	$.63	$.66	$.17	$.15
Income from discontinued operations	$-	$.30	$-	$-
Net Income Applicable to Class A Common Stockholders	$.63	$.96	$.17	$.15
Dividends per share:
Common	$.81	$.80	$.2025	$.20
Class A Common	$.90	$.88	$.2250	$.22

URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2006 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2006	2005	2006	2005
Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations
Net Income Applicable to Common and Class A Common Stockholders	$15,690	$23,976	$4,251	$3,778

Plus: Real property depreciation	10,151	9,164	2,580	2,411
Amortization of tenant improvements and allowances	2,450	2,325	573	608
Amortization of deferred leasing costs	557	565	121	128
Depreciation and amortization on discontinued operations	-	345	-	-
Minority interests	189	339	48	48
Less: Gains on sales of properties	-	(7,020)	-	-

Funds from Operations Applicable to Common and Class A
Common Stockholders	$29,037	$29,694	$7,573	$6,973

Funds from Operations (Diluted) Per Share:
Common	$1.04	$1.07	$.27	$.25
Class A Common	$1.15	$1.18	$.30	$.28

Weighted Average Shares Outstanding - Diluted
Common equivalent shares	7,199	7,067	7,256	7,124
Class A Common equivalent shares	18,673	18,840	18,705	18,662